EXHIBIT 3.9

CERTIFICATE OF INCORPORATION

OF

CRC COMMUNICATIONS OF MAINE, INC.

* * * * *

1.     The name of the corporation is: CRC Communications of Maine, Inc.

2.     The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, DE 19805-1297.  The name of its registered agent at such address is Corporation Service Company.

3.     The nature of the business or purposes to be conducted or promoted is:

   To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     (a)     The total number of shares of stock which the corporation shall have authority to issue is Three-Thousand (3,000) shares, of which all shall be Common Stock with a per share par value of one cent ($.01) for an aggregate value of Thirty Dollars ($30.00).

  (b)     Additional designations, powers, preferences, rights, qualifications, limitations or restrictions with respect to the shares of each class of stock of the corporation shall be determined by the Board of Directors of the corporation from time to time; and the Board of Directors of the corporation shall have the authority to issue any and all of said shares in one or more series and to establish, by resolution or resolutions, the number, designation and preferences, the full or limited voting powers or denial of voting powers, the relative, participating, optional and other special rights, and the qualifications, limitations, restrictions and other distinguishing characteristics of each series to be issued.

5.     The name and mailing address of the sole incorporator is:

Harold J. Carroll, Esq.
c/o Gadsby & Hannah LLP
225 Franklin Street
Boston, MA 02110

6.     The corporation is to have perpetual existence.

7.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

8.     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

9.       Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

10.     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

11.     A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.  Any repeal or modification of the provisions of this Article 12 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

12.     (a)     The corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (i) is or was a director or officer of the corporation or, (ii) as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in Section 13(b) of this Article with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.  Such right to indemnification shall include the right to payment by the corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article 13 or otherwise.

    (b)     Any indemnification or advancement of expenses required under this Article 13 shall be made promptly, and in any event within sixty days, upon the written request of the person entitled thereto.  If a determination by the corporation that the person is entitled to indemnification pursuant to this Article 13 is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved such request. If the corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty days, the right to indemnification and advancement of expenses as granted by this Article 13 shall be enforceable by the person in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article 13 where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, but the burden of proving such defense shall be on the corporation.  Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor the fact that there has been an actual determination by the corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (c)     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 13 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any repeal or modification of the provisions of this Article 13 shall not affect any obligation of the corporation or any right regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

    (d)     The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article 13, the General Corporation Law of Delaware or otherwise.

    (e)     If this Article 13 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer of the corporation as to expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article 13 that shall not have been invalidated, by the General Corporation Law of Delaware or by any other applicable law.

13.     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of February, 2000.

/s/ Harold J. Carroll
Harold J. Carroll
Sole Incorporator